Exhibit 2.1

PLAN OF REORGANIZATION

THIS AGREEMENT made as of this 14th day of January, 2008, among ENB FINANCIAL CORP, a Pennsylvania business corporation (the "Holding Company"), THE EPHRATA NATIONAL BANK, Ephrata, Pennsylvania, a national banking association (the "Bank"), and THE EPHRATA INTERIM NATIONAL BANK (In Organization), a national banking association and a subsidiary of the Holding Company (the "Interim Bank"),

WITNESSETH:
WHEREAS, the Holding Company, the Bank, and the Interim Bank desire to effect the formation of a bank holding company whereby Bank and the Interim Bank will be merged, the surviving bank will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Bank (except for those who perfect dissenters' rights) will become shareholders of the Holding Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. MERGER.

1.1.           Agreement to Merge. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to effect a merger of the Bank and the Interim Bank (the "Merger") pursuant to the provisions of the Bank Merger Act of 1966, 12 U.S.C. Section 215a, (the "Bank Merger Act") in accordance with the Agreement and Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Plan of Merger").

1.2.           Holding Company Common Stock. The Holding Company shall make available to the Bank and the Interim Bank a sufficient number of shares of the Holding Company's Common Stock to effect the Merger pursuant to the Plan of Merger.

SECTION 2. SHARES OF THE HOLDING COMPANY AND OF THE SURVIVING BANK.

2.1.           Conversion of Shares. The manner of converting the shares of Capital Stock of the Bank into shares of Common Stock of the Holding Company and the shares of Capital Stock of the Interim Bank into shares of Capital Stock of the surviving bank in the Merger shall be as set forth in Section 7 of the Plan of Merger.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY.

The Holding Company represents, warrants and agrees as follows:

3.1.           Organization and Standing. The Holding Company is a corporation duly organized and validly existing under the Pennsylvania Business Corporation Law of 1988, as amended.

3.2.           Capitalization. The Holding Company is authorized to issue Twelve Million (12,000,000) shares of Common Stock, par value Twenty Cents ($.20) per share, of which one (1) share is issued and outstanding. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of the Holding Company.

3.3.           Authority Relative to this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which the Holding Company is a party or by which it is bound; any law, order or decree; or any provision of its Articles of Incorporation or By-laws.

3.4.           Absence of Liabilities. Prior to the effective time of the Merger, the Holding Company will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities, and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BANK.

The Bank represents, warrants, and agrees as follows:

4.1.           Organization and Standing. The Bank is a national banking association duly organized and validly existing under the National Bank Act.

4.2.           Capitalization. The Bank is authorized to issue Twelve Million (12,000,000) shares of Capital Stock, par value Twenty Cents ($.20) per share, of which 2,858,216.301 shares are issued and outstanding as of December 12, 2007. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Capital Stock of Bank.

4.3.           Authority Relative to this Agreement. The execution, delivery, and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Bank is a party or by which it is bound; any law, order, or decree; or any provision of its Articles of Association or By-laws.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE INTERIM BANK.

The Interim Bank represents, warrants, and agrees as follows:

5.1.           Organization and Standing. The Interim Bank is a national banking association in the process of formation under the National Bank Act.

5.2.           Capitalization. Upon formation, the Interim Bank will be authorized to issue Twelve Million (12,000,000) shares of Capital Stock, par value Twenty Cents ($.20) per share, of which 2,858,216.301 shares will be issued and outstanding and owned by the Holding Company and five (5) organizers immediately prior to the Merger.

5.3.           Authority Relative to this Agreement. The execution, delivery, and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Interim Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Interim Bank is a party or by which it is bound; any law, order, decree; or any provision of its Articles of Association or By-laws.

5.4.           Absence of Liabilities. Prior to the effective time of the Merger, the Interim Bank will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities, and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

SECTION 6. COVENANTS OF THE HOLDING COMPANY.

The Holding Company agrees that between the date hereof and the effective time of the Merger:

6.1.           Capitalization of the Interim Bank. The Holding Company shall purchase a total of 2,833,216.301 shares of Capital Stock, par value Twenty Cents ($.20) per share of Interim Bank for Twenty Cents ($.20) per share. And the Holding Company shall cause the Interim Bank to do all things necessary to obtain a charter as a national banking association pursuant to the National Bank Act so as to permit the consummation of the Merger provided for in the Plan of Merger. The Holding Company may also purchase the subscription rights of the Organizers of the Interim Bank for their twenty-five thousand (25,000) shares of Capital Stock prior to the Merger. Such shares of the Organizers shall be purchased at Twenty Cents ($.20) per share.

6.2.           Approval of Merger. The Holding Company, as a shareholder of the Interim Bank, shall approve this Agreement and the Plan of Merger in accordance with applicable law.

6.3.           Reasonable Efforts. The Holding Company will make Reasonable Efforts, as defined below, to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger.  The preceding covenant, however, is subject to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.  “Reasonable Efforts” means, with respect to a given goal, the efforts that a reasonable person in the position of the promisor would make so as to achieve that goal as expeditiously as possible.

SECTION 7. COVENANTS OF THE BANK.

The Bank agrees that between the date hereof and the effective time of the Merger:

7.1.           Shareholders' Meeting. The Bank shall submit this Agreement and the Plan of Merger to the vote of its shareholders as provided by the Bank Merger Act and other applicable laws at a meeting of shareholders to be held as soon as practicable and any adjournment or postponement thereof.

7.2.           Reasonable Efforts. The Bank will make Reasonable Efforts, as defined in Section 6.3 above, to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger.  The preceding covenant, however, is subject to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law or the Holding Company shall avail itself from registration under 3(a)(12) of the Securities Act of 1933.

SECTION 8. COVENANTS OF THE INTERIM BANK.

The Interim Bank agrees that between the date hereof and the effective time of the Merger:

8.1.           Shareholder Approval. The Interim Bank shall submit this Agreement and the Plan of Merger to its shareholder(s) for approval and adoption as provided by the Bank Merger Act and other applicable laws.

8.2.           Reasonable Efforts. The Interim Bank will make Reasonable Efforts, as defined in Section 6.3 above, to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger.  The preceding covenant, however, is subject to the requisite vote of the shareholder(s) of the Interim Bank in accordance with the requirements of the Bank Merger Act and applicable law.

SECTION 9. CONDITIONS TO OBLIGATIONS OF THE PARTIES.

The obligations of the parties to consummate this Agreement and the Plan of Merger shall be subject to the following conditions:

9.1.           Representations and Warranties. Performance of Covenants. The representations and warranties and covenants contained in Sections 3, 4, 5, 6, 7 and 8 hereof shall be true as of and at the effective time of the Merger. And each party shall have performed all obligations required hereby to be performed by it prior to the effective time of the Merger.

9.2.           Bank Shareholder Approval. The shareholders of Bank shall have duly approved this Agreement and the Plan of Merger in accordance with applicable laws.

9.3.           Regulatory Approvals. Any federal or state regulatory agency having jurisdiction (banking or otherwise) shall have granted any necessary consent or approval to the extent that any consent or approval is required by applicable laws or regulations for the consummation of this Agreement and the Plan of Merger.

9.4            Registration Statement. The registration statement (the “Registration Statement”) filed by the Holding Company if required pursuant to the Securities Act of 1933, as amended, covering the shares of the Holding Company’s Common Stock to be issued pursuant to the Plan of Merger shall have been declared effective by the Securities and Exchange Commission.  Furthermore, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission or the Holding Company shall avail itself from registration under 3(a)(12) of the Securities Act of 1933.

9.5.           Litigation. There shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining, or preventing the consummation of the Merger, this Agreement, the Plan of Merger, or otherwise claiming that such consummation is improper.

9.6.           Tax Opinion. A tax opinion shall have been obtained from Bybel Rutledge LLP of Lemoyne, Pennsylvania, Special Counsel to the Bank that the conversion of Bank's Capital Stock into the Holding Company's Common Stock will be tax free for federal income tax purposes. The requirements of this Section 9.6, however, may be waived by the affirmative vote of a majority of the Board of Directors of each of the parties hereto.

SECTION 10. TERMINATION, WAIVER, AND AMENDMENT.

10.1.         Circumstances of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Plan of Merger may be terminated at any time before the effective time of the Merger (whether before or after action with respect thereto by the Bank's shareholders) only:

(a) by the mutual consent of the Board of Directors of the Bank, the Interim Bank, and the Holding Company evidenced by an instrument in writing signed on behalf of each and by any two of their respective officers; or

(b) by the Board of Directors of the Bank if in its sole judgment the Merger would be inadvisable because of the number of shareholders of the Bank who perfect their dissenter's rights in accordance with applicable law and the Plan of Merger or if, in the sole judgment of such Board, the Merger would not be in the best interests of the Bank or its employees, depositors or shareholders for any reason whatsoever.

10.2           Effect of Termination. In the event of the termination and abandonment hereof, this Agreement and the Plan of Merger shall become void and have no effect without any liability on the part of any of the parties, their directors, officers, or shareholders except as set forth in Section 11 hereof.

10.3.         Waiver. Any of the terms or conditions of this Agreement and the Plan of Merger may be waived in writing at any time by the Bank by action taken by its Board of Directors whether before or after action by the Bank's shareholders.  Such action, however, shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

10.4.         Amendment. Anything herein or elsewhere to the contrary notwithstanding and to the extent permitted by law, this Agreement and the Plan of Merger may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank, the Holding Company, and the Interim Bank whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto.  Section 2.1 of this Agreement and Section 7 of the Plan of Merger may not, however, be amended after the meeting of the Bank's shareholders referred to in Section 7.1 hereof except by the vote of Bank shareholders required for the approval and adoption of the Merger by such shareholders.

SECTION 11. EXPENSES.

11.1.         General. Each party hereto will pay its own expenses incurred in connection with this Agreement and the Plan of Merger whether or not the transactions contemplated herein are effected.

11.2.         Special Dividend. Upon the effective time of the Merger, the surviving bank shall pay a special dividend to the Holding Company in an amount equal to the sum of:

(a) any expenses of the Holding Company in connection with the transactions contemplated herein;

(b) the principal amount of any loan that the Holding Company shall have obtained to purchase shares of Capital Stock of the Interim Bank as provided in 6.1 hereof; and

(c) the amount of any interest incurred by the Holding Company on account of any loans obtained by it for the purchase shares of Capital Stock of the Interim Bank as provided in Section 6.1 hereof.

SECTION 12. MISCELLANEOUS.

12.1.         Restrictions on Affiliates. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Bank within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145.  The Holding Company may cause stop-transfer orders to be entered with its transfer agent with respect to any such certificates.

12.2.         No Brokers. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement, the Plan of Merger, and the transactions contemplated hereby.

12.3.         Right to Withhold Dividends. The Board of Directors of the Holding Company reserves the right to withhold dividends from any former shareholder of the Bank who fails to exchange certificates representing the shares of the Bank for certificates representing the shares of the Holding Company in accordance with Section 7 of the Plan of Merger.

12.4.          Failure to Surrender Certificates. Shareholders of the Holding Company shall surrender certificates representing the shares of the Bank for certificates representing the shares of the Holding Company within two (2) years of the date of the letter of transmittal as provided in Section 7 of the Plan of Merger. In the event that any certificates are not surrendered for exchange within such two (2) year period, the shares represented by appropriate certificates of the Holding Company that would otherwise have been delivered in exchange for the unsurrendered certificates may be sold.  And the net proceeds of such sale shall be held for the shareholders of the unsurrendered certificates to be paid to them upon surrender of their outstanding certificates. From and after such sale, the sole right of the holders of the unsurrendered outstanding certificates shall be the right to collect the net sales proceeds held for their account.

12.5.         Entire Agreement. This Agreement  including the Plan of Merger attached as an exhibit hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

12.6.         Captions. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of the Agreement or the Plan of Merger.

12.7.         Applicable Law. The Agreement and the Plan of Merger shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed exclusively within the Commonwealth of Pennsylvania regardless of where they are executed.

12.8.         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument; all such counterparts together shall constitute but one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above mentioned.

ATTEST: /s/ Paul W. Brubaker Paul W. Brubaker Vice President and Secretary (SEAL)	ENB FINANCIAL CORP /s/ Aaron L. Groff, Jr. Aaron L. Groff, Jr. President and Chief Executive Officer
ATTEST: /s/ Paul W. Brubaker Paul W. Brubaker Executive Vice President and Corporate Secretary (SEAL)	THE EPHRATA NATIONAL BANK /s/ Aaron L. Groff, Jr. Aaron L. Groff, Jr. President and Chief Executive Officer
ATTEST: /s/ Paul W. Brubaker Paul W. Brubaker Vice President and Secretary (SEAL)	THE EPHRATA INTERIM NATIONAL BANK /s/ Aaron L. Groff, Jr. Aaron L. Groff, Jr. President and Chief Executive Officer